Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings : Russell 2000 ® Index (ticker: RTY ) and Nasdaq - 100 Index ® (ticker: NDX ) Pricing date: February 24 , 2023 Valuation dates: February 26, 2024, February 24 , 2025 and February 24, 2026 (the "final valuation date") Maturity date: February 27, 2026 Automatic early redemption: If, on any valuation date prior to the final valuation date, the closing level of the worst performer on that valuation date is greater than or equal to its initial underlying level, the notes will be automatically redeemed for $1,000 plus the applicable premium. Premium: At least 8 .50% per annum* CUSIP / ISIN: 17331CNU7 / US17331CNU70 Initial underlying level: For each underlying, its closing level on the pricing date Final underlying level: For each underlying, its closing level on the final valuation date Underlying return : On any date, for each underlying, the percentage change in the closing level of such underlying from the pricing date to that date, calculated as follows: ( i ) its closing level on such date minus its initial underlying level, divided by (ii) its initial underlying level Worst performer: For any date, the underlying with the lowest underlying return determined as of that date Payment at maturity (if not autocalled prior to maturity): • If the final underlying level of the worst performer on the final valuation date is greater than or equal to its initial underlying level: $1,000 + the premium applicable to the final valuation date • If the final underlying level of the worst performer on the final valuation date is less than its initial underlying level: $1,000 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per note Pricing supplement: Preliminary Pricing Supplement dated February 9, 2023 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Market - Linked Notes Linked to the Worst of RTY and NDX Valuation Date on which Worst Performer Exceeds its Initial Underlying Level Premium (percentage of the stated principal amount) Hypothetical Payment at Early Redemption If the closing level of the worst performer is not greater than or equal to its initial underlying level on any valuation date prior to the final valuation date, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Early Redemption* Hypothetical Payment at Maturity** ** If not automatically redeemed prior to maturity February 26 , 2024 February 24 , 2025 February 24 , 2026 8.50% 17.00% 25.50% $1,085.00 $1,170.00 $1,255.00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the notes . • Your potential return on the notes is limited to the applicable premium payable upon automatic early redemption or at maturity. • The notes do not pay interest. • The term of the notes may be as short as one year . • The notes may be automatically redeemed prior to maturity, limiting the term of the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms . • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly. • The return on the notes depends solely on the performance of the worst performer. As a result, t he notes are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • Your return on the notes depends on the closing level of the worst performer on only the valuation dates. • You will not receive dividends or have any other rights with respect to the underlyings . • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.